Exhibit 99.1
Oasis Petroleum Inc. Announces Quarter Ending September 30, 2011 Earnings
Houston, Texas — November 7, 2011 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced financial and operational results for the quarter ended September 30, 2011.
Highlights for the three months ended September 30, 2011 include:
•	Grew average daily production to 11,583 barrels of oil equivalent per day (“Boepd”), a 110% increase over the third quarter of 2010. Daily production increased by 47% compared to the second quarter of 2011.
•	Increased Adjusted EBITDA to $62.9 million, an increase of $40.9 million over the third quarter of 2010 and a sequential increase of $18.4 million over the second quarter of 2011. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss) and net cash provided by operating activities, see “Non-GAAP Financial Measure” below.
“Our team’s continued execution of our business plan resulted in production growth in the third quarter of 2011 of 47% over the second quarter 2011 and 110% over the third quarter of 2010. Additionally, production continues to grow into the fourth quarter of 2011,” said Thomas B. Nusz, Oasis’ Chairman and Chief Executive Officer. “Our multi-year inventory of oil drilling locations in the Williston Basin provides us with strong visible growth potential. Consistent with our plan, we just added our eighth and ninth operated rigs.”
Financial Update

Average price per barrel of oil, without realized derivatives, was $83.52 in the third quarter of 2011, compared to $66.42 in the third quarter of 2010 and $95.48 in the second quarter of 2011. The average price differential compared to West Texas Intermediate (“WTI”) crude oil index prices was 6% in the third quarter of 2011, compared to 13% in the third quarter of 2010 and 7% in the second quarter of 2011. The Company’s differentials have improved due to higher quoted prices for Bakken crude in markets such as Clearbrook, Minnesota, and Guernsey, Wyoming.
Total revenue for the third quarter of 2011 was $87.6 million compared to $33.0 million for the third quarter of 2010, an increase of 166%. Sequential quarter-over-quarter revenue growth was $20.4 million, or 30%.
Lease operating expenses (“LOE”) increased $6.6 million to $9.8 million for the third quarter 2011 compared to the third quarter 2010 and increased by $3.6 million in the third quarter 2011 compared to the second quarter 2011. Lease operating expenses increased by $2.90 per Boe, or 46%, to $9.23 per Boe in the third quarter 2011 compared to the third quarter 2010. Lease operating expenses increased by $0.60 per Boe, or 7%, in the third quarter 2011 compared to the second quarter 2011 of $8.63 per Boe. This increase was due to an increased number of producing wells, increased water production combined with increased costs associated with salt water disposal, and the continuing impact of the inclement weather experienced during the first half of 2011.
General and administrative (“G&A”) expenses totaled $7.3 million in the third quarter of 2011, $4.8 million in the third quarter 2010, and $6.6 million in the second quarter 2011. The increase in G&A expenses from the second quarter of 2011 to the third quarter of 2011 was primarily due to the impact of higher compensation costs from organizational growth, additional audit fees related to our registration statements and additional consulting costs related to our 2011 Sarbanes-Oxley compliance project. G&A expenses were $6.86 per Boe in the third quarter of 2011, $9.57 per Boe in the third quarter 2010, and $9.21 per Boe in the second quarter 2011. On a per unit basis, G&A expenses were down 26% from the second quarter of 2011 to the third quarter of 2011 due to production growth. Additionally, the Company recorded approximately $1.0 million, or $0.96 per Boe, for the amortization of restricted stock-based compensation, which is included in G&A expenses for the third quarter of 2011, as compared to $0.6 million, or $1.11 per Boe, in the third quarter of 2010 and $1.0 million, or $1.45 per Boe, in the second quarter of 2011.
Production taxes increased by $5.4 million to $8.9 million for the third quarter of 2011 compared to the third quarter of 2010 and increased by $1.8 million in the third quarter 2011 compared to the second quarter 2011. Production taxes as a percent of revenue were 10.1% in the third quarter 2011, 10.7% in the third quarter 2010, and 10.5% in the second quarter 2011. The production tax rate decreased primarily due to certain new wells in Montana subject to lower incentivized production tax rates.
The following table compares Oasis’ actual results with preliminary results provided on October 27, 2011:

	Actual	Preliminary
Metric	3Q 2011	3Q 2011

LOE ($/Boe)	$9.23	$9.15 - $9.30
G&A ($/Boe)	$6.86	$6.80 - $6.90
Production Taxes (% of revenue)	10.1%	10.0% - 10.2%
Depreciation, depletion and amortization totaled $20.9 million in the third quarter of 2011, $9.8 million in the third quarter 2010, and $13.1 million in the second quarter 2011. Depreciation, depletion and amortization was $19.57 per Boe in the third quarter of 2011, $19.25 per Boe in the third quarter 2010, and $18.24 per Boe in the second quarter 2011. The increase in DD&A expense for the three months ended September 30, 2011 was primarily due to the increase in production quarter over quarter during 2011.
The Company recorded non-cash charges related to impairment of oil and natural gas properties of $0.4 million in the third quarter of 2011 related to unproved property leases that expired during the period. Interest expense increased $6.6 million to $6.8 million for the third quarter 2011 compared to the third quarter 2010 and remained consistent in the third quarter 2011 compared to the second quarter 2011. The increase was the result of interest related to the Company’s senior unsecured notes issued in February 2011 at an interest rate of 7.25%. There were no borrowings under the Company’s revolving credit facility during the three months ended September 30, 2011 and 2010, respectively.
Income tax expense was $38.9 million for the three months ended September 30, 2011, resulting in an effective tax rate of 37.01%. Our effective tax rate is expected to continue to closely approximate the statutory rate applicable to the U.S. and the blended state rate of the states in which we conduct business. Our income tax expense for the three months ended September 30, 2010 was recorded at 39.4% of pre-tax net income. In addition, we recorded a $6.2 million discrete deferred tax expense in September 2010 for changes in estimates to our deferred tax liability for the initial book and tax basis differences recorded at the time of our corporate reorganization in June 2010.
Adjusted EBITDA for the third quarter of 2011 was $62.9 million, an increase of $40.9 million, or 186%, over the third quarter of 2010 of $22.0 million, and a 41% increase over the second quarter of 2011 of $44.6 million.
The Company reported net income of $66.3 million, or $0.72 per weighted average diluted share, for the third quarter of 2011 as compared to a net loss of $1.7 million, or $0.02 per weighted average diluted share, for the third quarter of 2010. The third quarter of 2011 included an unrealized gain on derivative instruments of $71.4 million, an increase of $39.7 million, or 125%, over the second quarter of 2011 of $31.7 million.
Operational Update

Average daily production for the third quarter of 2011 was 11,583 Boepd. The following table shows the Company’s drilling activity by project area as of September 30, 2011:

Bakken and Three Forks Wells
							Total Williston
	West Williston		East Nesson		Sanish		Basin
Producing Wells:
Producing on or before 12/31/10:
Gross Operated (Net)	20	(17.0)	31	(25.8)	—	—	51	(42.8)
Gross Non-Operated (Net)	33	(3.0)	35	(3.5)	123	(9.6)	191	(16.1)
Production started in 1Q 2011:
Gross Operated (Net)	8	(5.5)	—	—	—	—	8	(5.5)
Gross Non-Operated (Net)	—	—	4	(0.3)	11	(0.6)	15	(0.9)
Production started in 2Q 2011:
Gross Operated (Net)	14	(11.0)	2	(1.6)	—	—	16	(12.6)
Gross Non-Operated (Net)	2	(0.1)	5	(0.3)	7	(0.5)	14	(0.9)
Production started in 3Q 2011:
Gross Operated (Net)	18	(14.9)	4	(2.5)	—	—	22	(17.4)
Gross Non-Operated (Net)	—	—	—	—	20	(1.3)	20	(1.3)
Wells Waiting on Completion on 9/30/11:
Gross Operated (Net)	17	(13.1)	4	(2.5)	—	—	21	(15.6)
Gross Non-Operated (Net)	—	—	2	(0.1)	12	(1.0)	14	(1.1)
Wells Drilling on 9/30/11:
Gross Operated (Net)	6	(4.7)	1	(0.7)	—	—	7	(5.4)
Gross Non-Operated (Net)	2	(0.4)	1	—	8	(0.5)	11	(0.9)
Capital Expenditures
Oasis’ exploration and production capital expenditures were $198.9 million for the third quarter of 2011 and $399.4 million year to date ending September 30, 2011. The following table depicts the Company’s capital expenditures by category:

($ in millions)	1Q 11	2Q 11	3Q 11	YTD 2011
E&P Capital by Project Area
Williston Basin
West Williston	$61.3	$101.0	153.8	$316.1
East Nesson	9.8	17.9	37.3	65.0
Sanish	4.4	5.9	7.8	18.1
Other (Barnett shale)	—	0.2	—	0.2

Total E&P Capital Expenditures	$75.5	$125.0	$198.9	$399.4
Oasis Well Services	—	3.6	3.8	7.4
Field Office	—	1.0	0.6	1.6
Non E&P	0.5	2.2	3.2	5.9

Total Company Capital Expenditures (1)	$76.0	$131.8	$206.5	$414.3

(1)	Total Company capital expenditures reflected in the table above differ from the amounts shown in the statement of cash flows in the Company’s condensed consolidated financial statements because amounts reflected in the table include changes in accrued liabilities from the previous reporting period for capital expenditures, while the amounts presented in the statement of cash flows are presented on a cash basis. The capital expenditures amount presented in the statement of cash flows also includes cash paid for asset retirement obligations.
Liquidity

On September 30, 2011, Oasis had total cash and cash equivalents of $163.6 million and short-term investments of $124.9 million. The Company had no outstanding indebtedness under its $137.5 million revolving credit facility. Subsequent to the end of the third quarter of 2011, Oasis increased its borrowing base to $350 million and priced a $400 million offering of senior unsecured notes due 2021.

Risk Management
As of November 7, 2011, the Company had the following outstanding commodity derivative contracts, all of which settle monthly:

		Critical Prices ($ / Barrel)
				Wtd. Avg.	Barrels of
Type	Remaining Term	Sub-Floor	Floor	Ceiling	Oil per Day
Two-Way Collar	2 Months (Nov-Dec)		$60.00	$80.25	448
Two-Way Collar	2 Months (Nov-Dec)		$70.00	$98.85	400
Two-Way Collar	2 Months (Nov-Dec)		$75.00	$92.45	1,200
Two-Way Collar	2 Months (Nov-Dec)		$85.00	$101.61	2,500
Two-Way Collar	2 Months (Nov-Dec)		$90.00	$104.65	1,000
Two-Way Collar	2 Months (Nov-Dec)		$95.00	$123.39	2,500
Total 2011 Collars (Weighted Average Price)			$84.43	$105.37	8,048
Three-Way Collar	2 Months (Nov-Dec)	$60.00	$80.00	$94.98	500
Total 2011 Three-Ways (Weighted Average Price)		$60.00	$80.00	$94.98	500

Total 2011 Hedges					8,548

Two-Way Collar	12 Months (Jan-Dec)		$75.00	$93.00	500
Two-Way Collar	12 Months (Jan-Dec)		$80.00	$103.25	1,000
Two-Way Collar	12 Months (Jan-Dec)		$85.00	$102.42	1,000
Two-Way Collar	12 Months (Jan-Dec)		$90.00	$112.62	1,500
Two-Way Collar	12 Months (Jan-Dec)		$95.00	$116.30	500
Total 2012 Collars (Weighted Average Price)			$85.56	$106.50	4,500
Three-Way Collar	12 Months (Jan-Dec)	$60.00	$90.00	$105.75	4,000	*
Three-Way Collar	12 Months (Jan-Dec)	$65.00	$85.00	$108.08	1,500
Three-Way Collar	12 Months (Jan-Dec)	$70.00	$90.00	$118.30	500
Three-Way Collar	12 Months (Jan-Dec)	$75.00	$95.00	$120.00	1,000
Total 2012 Three-Ways (Weighted Average Price)		$63.93	$89.64	$109.18	7,000
Total 2012 Deferred Puts	12 Months (Jan-Dec)	$70.00	$90.00		2,000	*

Total 2012 Hedges					13,500

Two-Way Collar	12 Months (Jan-Dec)		$90.00	$112.78	2,000
Total 2013 Collars (Weighted Average Price)			$90.00	$112.78	2,000
Three-Way Collar	12 Months (Jan-Dec)	$70.00	$90.00	$108.80	4,000	*
Three-Way Collar	12 Months (Jan-Dec)	$75.00	$95.00	$130.00	1,000
Total 2013 Three Ways (Weighted Average Price)		$71.25	$91.25	$113.04	5,000

Total 2013 Hedges					7,000

*	Trades completed in October and before November 7, 2011. 3,000 of the 4,000 three way collars in calendar year 2013 were done in October and before November 7, 2011.
Conference Call Information
The Company will host a conference call on Tuesday, November 8, 2011 at 10:00 a.m. Central Time to discuss its third quarter 2011 financial and operational results. Investors, analysts and other interested parties are invited to listen to the conference call via the Company’s website at www.oasispetroleum.com or by dialing 877-621-0256 (U.S. participants) or 706-634-0151 (International participants); the Conference ID is 21146603. A recording of the conference call will be available by dialing 800-642-1687 (U.S.) or 706-645-9291 (International), using the Conference ID 21146603 beginning at 1:00 p.m. Central Time on the day of the call, and available until Tuesday, November 15, 2011. The conference call will also be available for replay for approximately 30 days at www.oasispetroleum.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivative instruments, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, changes in oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Oasis Petroleum Inc.
Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.
Contact:
Oasis Petroleum Inc.
Richard Robuck, (281) 404-9600
Director — Investor Relations

Oasis Petroleum Inc. Financial Statements
Oasis Petroleum Inc.
Condensed Consolidated Balance Sheet
(Unaudited)

	September 30,	December 31,
	2011	2010
	(In thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$163,601	$143,520
Short-term investments	124,939	—
Accounts receivable — oil and gas revenues	40,703	25,909
Accounts receivable — joint interest partners	55,115	28,596
Inventory	2,813	1,323
Prepaid expenses	817	490
Advances to joint interest partners	3,846	3,595
Derivative instruments	33,284	—
Deferred income taxes	—	2,470
Other current assets	337	—

Total current assets	425,455	205,903

Property, plant and equipment
Oil and gas properties (successful efforts method)	983,768	580,968
Other property and equipment	13,825	1,970
Less: accumulated depreciation, depletion, amortization and impairment	(148,121)	(99,255)

Total property, plant and equipment, net	849,472	483,683

Derivative instruments	28,166	—
Deferred costs and other assets	11,283	2,266

Total assets	$1,314,376	$691,852

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$43,825	$8,198
Advances from joint interest partners	11,194	3,101
Revenues and production taxes payable	14,953	6,180
Accrued liabilities	82,386	58,239
Accrued interest payable	4,835	2
Derivative instruments	—	6,543
Deferred income taxes	11,684	—

Total current liabilities	168,877	82,263

Long-term debt	400,000	—
Asset retirement obligations	11,566	7,640
Derivative instruments	—	3,943
Deferred income taxes	86,291	45,432
Other liabilities	1,027	780

Total liabilities	667,761	140,058

Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value; 300,000,000 shares authorized; 92,474,193 issued and 92,453,471 outstanding at September 30, 2011 and 92,240,345 issed and outstanding at December 31, 2010	921	920
Treasury stock, at cost; 20,722 shares	(562)	—
Additional paid-in-capital	646,310	643,719
Retained deficit	(54)	(92,845)

Total stockholders’ equity	646,615	551,794

Total liabilities and stockholders’ equity	$1,314,376	$691,852

Oasis Petroleum Inc.
Condensed Consolidated Statement of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
		(In thousands, except per share amount)
Oil and gas revenues	$87,596	$32,978	$213,546	$79,780
Expenses
Lease operating expenses	9,835	3,208	21,975	9,112
Production taxes	8,873	3,519	22,041	8,131
Depreciation, depletion and amortization	20,859	9,753	47,771	24,385
Exploration expenses	54	(6)	345	36
Impairment of oil and gas properties	396	825	3,313	11,809
Stock-based compensation expenses	—	—	—	5,200
General and administrative expenses	7,306	4,848	19,870	12,107

Total expenses	47,323	22,147	115,315	70,780

Operating income	40,273	10,831	98,231	9,000

Other income (expense)
Net gain (loss) on derivative instruments	71,224	(3,124)	67,105	(175)
Interest expense	(6,786)	(236)	(18,745)	(1,083)
Other income	524	67	1,215	82

Total other income (expense)	64,962	(3,293)	49,575	(1,176)

Income before income taxes	105,235	7,538	147,806	7,824
Income tax expense	38,946	9,239	55,015	39,106

Net income (loss)	$66,289	$(1,701)	$92,791	$(31,282)

Income (loss) per share:
Basic and diluted	$0.72	$(0.02)	$1.01	$(0.93)

Weighted average shares outstanding:
Basic	92,060	92,000	92,052	33,700
Diluted	92,164	92,000	92,208	33,700

Oasis Petroleum Inc.
Selected Financial and Operational Statistics
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Operating results ($ in thousands):
Revenues
Oil	$85,870	$32,082	$208,442	$76,641
Natural gas	1,726	896	5,104	3,139

Total oil and gas revenues	87,596	32,978	213,546	79,780

Production data:
Oil (MBbls)	1,028	483	2,407	1,134
Natural gas (MMcf)	225	142	627	451
Oil equivalents (MBoe)	1,066	507	2,512	1,209
Average daily production (Boe/d)	11,583	5,507	9,201	4,429

Average sales prices:
Oil, without realized derivatives (per Bbl)	$83.52	$66.42	$86.58	$67.58
Oil, with realized derivatives (per Bbl) (1)	83.35	66.42	84.58	67.53
Natural gas (per Mcf)	7.66	6.31	8.14	6.96

Cost and expense (per Boe of production):
Lease operating expenses	$9.23	$6.33	$8.75	$7.54
Production taxes	8.33	6.95	8.77	6.72
Depreciation, depletion and amortization	19.57	19.25	19.02	20.17
Stock-based compensation expenses	—	—	—	4.30
General and administrative expenses	6.86	9.57	7.91	10.01

(1)	Realized prices include realized gains or losses on cash settlements for commodity derivatives, which do not qualify for and were not designated as hedging instruments for accounting purposes.

Oasis Petroleum Inc.
Condensed Consolidated Statement of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2011	2010
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$92,791	$(31,282)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	47,771	24,385
Impairment of oil and gas properties	3,313	11,809
Deferred income taxes	55,015	39,106
Derivative instruments	(67,105)	175
Stock-based compensation expenses	2,592	5,810
Debt discount amortization and other	1,041	422
Working capital and other changes:
Change in accounts receivable	(41,286)	(22,895)
Change in inventory	(1,850)	(745)
Change in prepaid expenses	(297)	(711)
Change in other current assets	(337)	—
Change in other assets	(103)	(84)
Change in accounts payable and accrued liabilities	47,820	4,887
Change in other liabilities	317	8

Net cash provided by operating activities	139,682	30,885

Cash flows from investing activities:
Capital expenditures	(386,927)	(164,666)
Derivative settlements	(4,831)	(59)
Purchases of short-term investments	(124,939)	—
Advances to joint interest partners	(408)	(1,198)
Advances from joint interest partners	8,093	1,218

Net cash used in investing activities	(509,012)	(164,705)

Cash flows from financing activities:
Proceeds from sale of common stock	—	399,669
Proceeds from credit facility	—	72,000
Principal payments on credit facility	—	(107,000)
Proceeds from issuance of senior notes	400,000	—
Purchases of treasury stock	(562)	—
Debt issuance costs	(10,027)	(1,788)

Net cash provided by financing activities	389,411	362,881

Increase in cash and cash equivalents
Cash and cash equivalents:	20,081	229,061
Beginning of period	143,520	40,562

End of period	$163,601	$269,623

Supplemental non-cash transactions:
Change in accrued capital expenditures	$23,422	$22,585
Asset retirement obligations	3,925	261

Non-GAAP Financial Measure
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion and amortization, property impairments, exploration expenses, unrealized derivative gains and losses and non-cash stock-based compensation expense. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.
The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(In thousands)
Adjusted EBITDA reconciliation to Net Income (Loss):
Net income (loss)	$66,289	$(1,701)	$92,791	$(31,282)
Change in unrealized (gain) loss on derivative instruments	(71,403)	3,124	(71,936)	116
Interest expense	6,786	236	18,745	1,083
Depreciation, depletion and amortization	20,859	9,753	47,771	24,385
Impairment of oil and gas properties	396	825	3,313	11,809
Exploration expenses	54	(6)	345	36
Stock-based compensation expenses	1,021	561	2,592	5,810
Income tax expense	38,946	9,239	55,015	39,106

Adjusted EBITDA	$62,948	$22,031	$148,636	$51,063

Adjusted EBITDA reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$37,587	$10,255	$139,682	$30,885
Realized loss on derivative instruments	(179)	—	(4,831)	(59)
Interest expense	6,786	236	18,745	1,083
Exploration expenses	54	(6)	345	36
Debt discount amortization and other	(393)	(90)	(1,041)	(422)
Changes in working capital	19,093	11,636	(4,264)	19,540

Adjusted EBITDA	$62,948	$22,031	$148,636	$51,063